UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2016

THE BON-TON STORES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of Principal Executive Offices)

717-757-7660

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 1, 2016, The Bon-Ton Stores, Inc. (“Bon-Ton”), acting through subsidiary entities, entered into an Agreement of Purchase and Sale (“PSA”) for a sale-leaseback transaction with United Trust Fund Limited Partnership (“UTF”), pursuant to which Bon-Ton agreed to sell to UTF a real estate portfolio comprised of three retail department store locations in two states (the “Portfolio”).  The facilities comprising the Portfolio contain approximately 435,200 square feet in the aggregate and are located in:  (a) Roseville, Minnesota; (b) Duluth, Minnesota; and (c) Aurora, Illinois. At the closing of the transactions contemplated by the PSA (the “Closing”), Bon-Ton will convey the Portfolio to UTF for an aggregate sales price of at least $44.935 million. The Closing is subject to a due diligence review of the Portfolio by UTF, including matters relating to title, environmental condition, zoning, property condition and appraisals.

Contemporaneously with the Closing, a subsidiary of Bon-Ton will enter into a lease agreement substantially in the form attached as Exhibit C to the PSA (the “Lease”) with a subsidiary of UTF pursuant to which the Portfolio will be leased back to Bon-Ton or its subsidiary entities.  The Lease will have an initial term of 20 years and will contain three renewal terms, each for a period of 10 years.  The basic rent payable in connection with the Lease will be approximately $3.9 million per annum, or 8.75% of the aggregate sales price, subject to adjustment for increases in the Consumer Price Index.  The obligations of the tenant under the Lease are guaranteed by Bon-Ton.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Agreement of Purchase and Sale between UNITED TRUST FUND LIMITED PARTNERSHIP, as Purchaser, and BONSTORES REALTY ONE, LLC and BONSTORES REALTY TWO, LLC, as Seller, dated as of June 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

By:	/s/ Nancy A. Walsh
Nancy A. Walsh
Executive Vice President — Chief Financial Officer & Treasurer

Dated: June 1, 2016